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                                                                   EXHIBIT 10(j)

                               SEVERANCE AGREEMENT


         Severance Agreement dated as of October 27, 1997 (the "Agreement") by and between U.S. Drug Testing, Inc., a Delaware corporation (the "Company"), and Linda H. Masterson (the "Executive").


                              W I T N E S S E T H:


         WHEREAS, the Executive has been employed by the Company on an at-will basis as the Chief Executive Officer, President and a Director of the Company;

         WHEREAS, effective as of the date hereof, the compensation to be paid to the Executive by the Company for the services to be performed as follows:

         (1) a base salary (the "Base Salary") of $165,000 per annum; provided, however, that such amount shall be $120,000, effective October 27, 1997 and remain in effect until long term financing of $5 million (not including short term funding) shall be secured, which difference shall be paid upon the receipt of long term funds, or the Executive's termination, whichever shall occur first;

         (2) a payment of $10,000 to repay the Executive's secured loan for the Company's operating expenses to be paid at the completion of short term funding; a payment of $50,000 to repay the Executive's unsecured loan for the Company's payroll in July 1997 to be paid at the completion of long term funding, but not later than March 31, 1997, in addition to payment of all deferred salary, unpaid expenses, and unpaid salary due to the Executive through October 27, 1997, to be paid on October 27, 1997;

         (3) the grant to the Executive of a stock option to purchase 150,000 shares of the Common Stock pursuant to the Company's employee stock option plan at $0.50 per share, to be approved by the Board of Directors, the option to become exercisable provided that the Executive is still employed by the Company except that, anything in the foregoing notwithstanding, the option shall become immediately exercisable as to all shares subject thereto in the event that the Executive is terminated without cause, or the Company is acquired or sold without Board of Directors approval, or the Corporate headquarters are relocated outside the State of California, or the positions of Chief Executive Officer or President are eliminated in the Company, or the duties substantially changed in the Company;

         (4) the grant to the Executive of a stock option to purchase 150,000 shares of the Common Stock of the Company at $0.50 per share, to be approved by the Board of Directors; 75,000 to be granted at the completion of the working pilot plant, and 75,000 to be granted upon product release into the first targeted market;

         (5) the grant to the Executive of a 5-year stock warrant to purchase 400,000 shares of the Common Stock of the Company at $0.50 per share, subject to approval by the Board of Directors and registered with the first registration filing made by the Company; 200,000 to be granted at the completion of the purchase of the SAT owned majority shares by Michael Rosenblum/Meadow Lane Partners, and 200,000 to be granted at the completion of the long term funding of at least $5 million (not including short term funding) effort to achieve product release; and


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         WHEREAS, the employee benefits, vacation, life insurance and other perquisites to be received by the Executive during the term of this Agreement are as follows:

         (i) participation in all employee pension and welfare benefit plans and programs made available to the Company's senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded, but not less than the benefits currently furnished by USD;

         (ii) five weeks vacation per year which, if not taken, will accrue; and

         (iii) standard company paid travel and customary business related expenses in accordance with the Company's policies, provided that the Executive furnishes appropriate documentation therefor in accordance with the regulations of the Internal Revenue Service;

         (iv) coverage under the Company's Directors and Officers Insurance.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

         1. COMPANY'S RIGHT TO TERMINATE. The Company may terminate the Executive's employment at any time, subject to providing the benefits hereinafter specified in accordance with the terms hereof. The Executive may terminate her employment at any time.

         2. TERMINATION OF EMPLOYMENT. The termination of the Executive as an employee of the Company for Disability or Cause shall be on the following terms and conditions:

                (a)   Disability

                  Termination by the Company of the Executive's employment based on "Disability" shall mean termination (i) because of the Executive's inability to perform her essential duties with or without reasonable accommodation; or
(ii) as a result of the Executive being certified incompetent by a court of competent jurisdiction and all appeals from such certification having expired.

                (b)   Cause

                  Termination by the Company of the Executive's employment for "Cause" shall mean termination because of: (i) the Executive's conviction of a felony; (ii) any action by the Executive involving dishonesty, fraud or gross or willful misconduct in connection with her employment with the Company; (iii) the Executive's negligence in the performance of her duties and obligations hereunder or habitual neglect of her duties, as determined by the Company; (iv) the Executive's substance abuse which may interfere with her performance; (v) the Executive's intentional refusal or failure to perform her duties as the Chief Executive Officer and President of the Company, including, without limitation, the intentional disregard of a lawful directive by the Board of Directors of the Company or any Committee thereof, as determined by the Company;
(vi) intentional conduct on the part of the Executive which is knowingly detrimental to the best interests of the Company, as determined by the Company; or (vii) the


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Executive's failure to perform in a competent manner her duties as Chief
Executive Officer and President of the Company, resulting in damage or detriment to the Company, as determined by the Company.


                  (c) Notice of Termination

                  Any purported termination by the Company pursuant to subsections (a) or (b) of this Section 2 or for any other reason shall be communicated by written Notice of Termination to the Executive from the Chairman of the Board of the Company at the direction of the Board of Directors of the Company. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate that it is without Cause or shall indicate the specific termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  (d) Date of Termination

                  "Date of Termination" shall mean the date specified in the Notice of Termination or the date of Executive's resignation.

         3. CERTAIN BENEFITS UPON TERMINATION.

                  (a) If the Executive's employment is terminated by the Company without cause, or the Company is acquired or sold without Board of Directors' approval, or the Corporate headquarters are relocated outside of 100 miles of its current location, or the positions of Chief Executive Officer or President are eliminated in the Company, or the duties substantially changed in the Company, then the Executive shall be entitled to the benefits provided below:

                           (i) the Company shall pay the Executive her full Base
Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given plus credit for any vacation earned but not taken and the amount, if any, of any bonus for a past fiscal year which has not yet been awarded or paid to the Executive;

                           (ii) in lieu of any further salary, bonuses or
benefits payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance to the Executive on the 30th day following the Date of Termination a lump sum amount equal to one year's Base Salary that would have been paid to the Executive had he not been terminated during the period commencing on the Date of Termination and ending on October 27, 2001; and

                           (iii) the Company shall maintain in full force and
effect, for the Executive's continued benefit until the earlier of (A) one calendar year or (B) the Executive's commencement of full time employment with a new employer, all life insurance, medical, health and accident, and disability plans, programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and programs.

                (b) If the Executive's employment is terminated for Disability under Section 2(a)(ii), then the Executive shall be entitled to the benefits provided below:


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                           (i) the Company shall pay the Executive her full Base
Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given plus credit for any vacation earned but not taken and the amount, if any, of any bonus for a past fiscal year which has not yet been awarded or paid to the Executive;

                           (ii) in lieu of any further salary, bonuses or
benefits payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive on the 30th day following the Date of Termination a lump sum amount equal to the Base Salary that would have been paid to the Executive had he not been terminated during the period commencing on the Date of Termination and ending on the earlier of four months after the Date of Termination or October 27, 2001; and

                           (iii) the Company shall maintain in full force and
effect for the Executive's continued benefit, for one full year, all life insurance, medical, health and accident, and disability plans, programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provision of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and programs.

                (c) If the Executive's employment is terminated for Cause, Disability under Section 2(a)(i), death or voluntary termination or resignation of employment by the Executive, the Executive shall be paid her full Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given plus credit for any vacation earned but not taken and the amount, if any, of any bonus for a past fiscal year which has not yet been awarded or paid to the Executive.

                (d) Anything in subsections (a), (b) and (c) of this Section 6 to the contrary notwithstanding, the Company's obligations hereunder to make severance payments to the Executive and to make available other benefits upon termination of her employment shall be reduced to the extent he receives payments or benefits from SAT pursuant to the SAT Severance Agreement for such termination of employment.

         4. TERM OF AGREEMENT. This Agreement shall terminate October 27, 2001.

         5. SUCCESSORS; BINDING AGREEMENT.

                (a) This Agreement shall be binding upon, and shall inure to the benefit of, the respective successors, assigns, legal representatives and heirs of the parties hereto.

                (b) If the operations of the Company are transferred to a wholly-owned subsidiary (the "Subsidiary") in order to permit an investment or loan by a third part in the Subsidiary, then the Company agrees to have the Subsidiary assume the obligations of the Company hereunder, particularly the Executive's right to acquire shares of the Common Stock in the Company.


         6. NOTICE. Any and all notices or other communications or deliveries required or permitted to be given or made shall be in writing and delivered personally, or sent by certified or registered mail, return receipt requested and postage prepaid, or sent by overnight courier service as follows:


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                If to the Company, at:

                      U.S. Drug Testing, Inc.
                      10410 Trademark Street
                      Rancho Cucamonga, CA 91730
                      Attention:  Chairman of the Board

                If to the Executive, at:

                      Linda H. Masterson
                      6241 Chablis Drive
                      Shingle Springs,  Ca 95682

or at such other address as any party may specify by notice given to such other party in accordance with this Section 6. The date of giving of any such notice shall be the date of hand delivery, two days after the date of the posting of the mail or the date when deposited with the overnight courier.

         7. EMPLOYEE, PROPRIETARY INFORMATION, AND INVENTIONS AGREEMENT. The Employee, Proprietary Information and Inventions Agreement, shall be signed by the Executive in conjunction with this agreement.

         8. WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         9. ENTIRE AGREEMENT. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement replaces all previous agreements made with the Company and/or SAT.

         10. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         12. GOVERNING LAW. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the Sate of California applicable to contracts to be performed entirely within that State, without giving effect tot he principles of conflicts of law. Any suit or proceeding arising out of this Agreement shall be brought only in a federal or state court located in the County of San Bernardino, State of California or such other county and/or state in which the principal office of the Company shall be located; provided, however, that neither party waives its right to request the removal of such action or proceeding from the state court to a federal court in such jurisdiction. The parties hereto each waive any claim that such jurisdiction is not a convenient forum for any such suit or proceeding and the defense of lack of personal jurisdiction.



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         13. DISCLOSURE STATEMENT. The Executive hereby represents and warrants that he is not aware of any competing offers for the shares of common stock of the Company currently owned by SAT and will not solicit same.



         IN WITNESS WHEREOF, this Agreement has been executed on October 27,
1997.

                                    U.S. DRUG TESTING, INC.


                                    By:
                                       -----------------------------------------
                                       Jonathan J. Pallin, Chairman of the Board

                                    By:
                                       -----------------------------------------
                                       Linda H. Masterson


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